Exhibit 99

FOR IMMEDIATE RELEASE Media Contact: Joe Salkowski, (520) 884-3625 Financial Analyst Contact: Jo Smith, (520) 884-3650	May 8, 2008 Page 1 of 5

UNISOURCE ENERGY REPORTS FIRST QUARTER LOSS FOR 2008

Tucson, Ariz. – UniSource Energy Corp. (NYSE: UNS) today reported a net loss for the first quarter of 2008 of $3 million, or $0.07 per diluted share of common stock, compared to last year’s first quarter earnings of $5 million, or $0.14 per diluted share.

Increased fuel costs and higher prices for wholesale energy at Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary, contributed to the year-over-year decline in earnings.

“Several of our coal plants experienced outages during the first quarter, leaving us to rely more heavily on natural gas-fired generation and market power at a time when energy prices were high,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy and TEP.

Higher energy prices contributed to a year-over-year reduction in TEP’s first-quarter utility gross margin – total operating revenues less fuel and purchased power expense. “If wholesale power prices and natural gas costs remain high, as the current outlook suggests, TEP’s utility gross margin for the second and third quarters of 2008 are likely to fall below last year’s levels as well,” Pignatelli said.

A majority of the outages experienced by TEP’s power plants were planned maintenance shutdowns. Those outages, including a one-week shutdown of Springerville Generating Station (SGS) Unit 1 that was moved up from the second quarter to the first quarter, were timed to leave the units fully available during the upcoming summer months, when energy consumption and prices reach their peak in TEP’s southern Arizona service territory.

“Our performance depends heavily on the availability of our plants during the summer,” Pignatelli said. “If we are forced to incur higher purchased power expenses due to unplanned plant outages in our peak usage season, we will not be able to recover those costs through our current capped rates.”

TEP is seeking to recover such costs in the future through a Purchased Power and Fuel Adjustment Clause (PPFAC) incorporated in new, higher rates that would take effect no later than Jan. 1, 2009. TEP and the Arizona Corporation Commission (ACC) Staff have reached an agreement in principle to a proposed settlement of the company’s pending rate case that would provide the company with a 6-percent base rate increase plus a PPFAC.  The ACC will also resolve final treatment of up to an estimated $65 million TEP expects to collect through continued collection of an amount equal to the fixed Competitive Transition Charge (CTC) after that charge terminates in May.

Once a settlement agreement is finalized and filed with the ACC, it is subject to a hearing before an administrative law judge (ALJ) and approval by the ACC. On May 8, 2008, the ALJ presiding over TEP’s rate proceeding established a deadline for the settlement agreement to be filed no later than May 29, 2008.

UniSource Energy Services (UES), which provides gas and electric service in northern and southern Arizona through subsidiaries UNS Gas and UNS Electric, reported earnings of $7 million in the first quarter of 2008, compared to $5 million during the first quarter of 2007.

Tucson Electric Power Co.

TEP reported a net loss for the first quarter of 2008 of $9 million, compared with net income of $1 million in 2007.

Factors affecting TEP's first quarter 2008 results include:

•
A $12 million decrease in utility gross margin (total operating revenues less fuel and purchased power expense) due to higher market prices for wholesale energy and natural gas and the reduced availability of TEP’s coal-fired power plants.  Wholesale revenues increased $3 million due to higher market power prices, and the fees and reimbursements for fuel and O&M costs related to Units 3 and 4 at TEP’s Springerville Generating Station (SGS) drove a $5 million increase in other revenues. Those increases, as well as a $1 million increase in retail revenues, were offset by a $21 million increase in fuel and purchased power costs.  TEP’s utility gross margin was also negatively impacted by a $2 million increase in unrealized losses related to forward contracts for the purchase of energy and gas.  These losses will reverse when the contracts settle later this year;

•	A $1 million increase in first-quarter O&M expense. However, O&M expense in the first quarter of 2007 included a $2 million pre-tax gain on the sale of sulfur dioxide (SO2) emissions allowances;

•	A $2 million increase in expenses related to the amortization of the Transition Recovery Asset;

•	A $2 million increase in depreciation and amortization expense due to higher plant-in-service; and

•	A $3 million decrease in interest expense due to lower capital lease obligation balances.

UNS Gas

UNS Gas reported net income of $6 million in the first quarter of 2008, compared with $5 million during the first quarter of 2007. Those results reflect the impact of a base rate increase of approximately 4 percent, or $5 million annually, that went into effect in December 2007.

UNS Electric

UNS Electric reported earnings of less than $1 million for the first quarters of both 2008 and 2007.  UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.

In December 2006, UNS Electric filed a general rate case seeking a base rate increase of $8.5 million, or approximately 5.5 percent, to recover rising costs. An Administrative Law Judge for the ACC recommended a $4 million base rate increase for UNS Electric, with new rates to go into effect June 1, 2008.  UNS Electric expects the ACC to rule on its rate case in May 2008.

Earnings Per Share Summary

	1st Quarter
Net Income (Loss)	2008	2007
	-Millions-
Tucson Electric Power	$(8.9)	$0.8
UNS Gas	6.3	4.5
UNS Electric	0.5	0.3
Other [1]	(0.5)	(0.7)
Net Income (Loss)	$(2.6)	$4.9

Avg. Basic Shares Outstanding (millions)	35.6	35.4

	1st Quarter
Earnings (Loss) Per UniSource Energy Share	2008	2007
Tucson Electric Power	$(0.25)	$0.02
UNS Gas	0.18	0.13
UNS Electric	0.01	0.01
Other [1]	(0.01)	(0.02)
Basic Earnings (Loss) per Share	$(0.07)	$0.14
Diluted Earnings (Loss) per Share	$(0.07)	$0.14

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

UniSource Energy believes that the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

2008 Outlook

The Company is withdrawing its previously issued earnings outlook for 2008 because it is unable to predict UniSource Energy’s 2008 full-year earnings within a reasonable range.  Uncertainties exist regarding the final ACC resolution of the proposed settlement agreement between TEP and the ACC Staff including the treatment of “true-up” revenues collected after the expiration of the fixed CTC, the effective date of a possible rate increase, the possible one-time impact of reapplying the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation for TEP’s generation assets and other issues related to the rate case.

UniSource Energy expects its cash flows from operations for the full-year 2008 to be approximately $285 million.  Due primarily to higher fuel and purchased power costs, UniSource Energy’s cash flows are expected to be below its prior full-year 2008 estimate.  Numerous other factors could affect UniSource Energy's ability to reach the 2008 operating cash flows estimate, including but not limited to: regulatory decisions; market prices for power; unexpected increases in O&M expense; performance of TEP's generating plants; resolution of pending litigation matters; weather; and pace and strength of the regional economy.

Conference Call and Webcast

UniSource Energy officials will discuss its first quarter 2008 financial results on Friday, May 9, 2008 beginning at 12:00 p.m. EST in a conference call that will be available live on the Internet. James S. Pignatelli, UniSource Energy Chairman, President and CEO, will host the call.

Internet Access
A live audio-only webcast of the conference call is available through a link at uns.com. A recording of the webcast will be available for 30 days through a link at uns.com.

Telephone Access
To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 46328469. A telephone replay will be available for seven days starting May 9. To listen to the replay, dial 800-642-1687 and reference confirmation code 46328469.

UniSource Energy's primary subsidiaries include Tucson Electric Power Company, which serves nearly 400,000 customers in southern Arizona; UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona; and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses.
For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties that include, but are not limited to: the outcome of regulatory proceedings; changes in accounting standards; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; the ongoing restructuring of the electric industry; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2008 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2008	2007	Amount	Percent

Operating Revenues
Electric Retail Sales	$197,731	$195,750	$1,981	1.0
Electric Wholesale Sales	52,367	48,837	3,530	7.2
Gas Revenue	65,398	62,110	3,288	5.3
Other Revenues	14,638	11,144	3,494	31.4
Total Operating Revenues	330,134	317,841	12,293	3.9

Operating Expenses
Fuel	67,950	61,080	6,870	11.2
Purchased Energy	101,873	85,807	16,066	18.7
Other Operations and Maintenance	71,037	70,816	221	0.3
Depreciation and Amortization	36,154	34,466	1,688	4.9
Amortization of Transition Recovery Asset	17,250	14,986	2,264	15.1
Taxes Other Than Income Taxes	12,594	12,487	107	0.9
Total Operating Expenses	306,858	279,642	27,216	9.7
Operating Income	23,276	38,199	(14,923)	(39.1)

Other Income (Deductions)
Interest Income	3,165	4,558	(1,393)	(30.6)
Other Income	3,036	1,201	1,835	N/M
Other Expense	(1,128)	(637)	(491)	(77.1)
Total Other Income (Deductions)	5,073	5,122	(49)	(1.0)

Interest Expense
Long-Term Debt	17,245	17,989	(744)	(4.1)
Interest on Capital Leases	14,336	16,152	(1,816)	(11.2)
Other Interest Expense	1,141	1,761	(620)	(35.2)
Interest Capitalized	(1,548)	(1,395)	(153)	(11.0)
Total Interest Expense	31,174	34,507	(3,333)	(9.7)

Income (Loss) Before Income Taxes	(2,825)	8,814	(11,639)	N/M
Income Tax (Benefit) Expense	(210)	3,871	(4,081)	N/M

Net Income (Loss)	$(2,615)	$4,943	$(7,558)	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,559	35,422	137	0.4

Basic Earnings (Loss) per Share	$(0.07)	$0.14	$(0.21)	N/M

Diluted Earnings (Loss) per Share	$(0.07)	$0.14	$(0.21)	N/M

Dividends Declared per Share	$0.240	$0.225	$0.015	6.7

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2008	2007	Amount	Percent
Retail Sales	2,027,083	2,012,271	14,812	0.7
Wholesale Sales	943,209	834,638	108,571	13.0
Total	2,970,292	2,846,909	123,383	4.3

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.